                                                EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/20/2012	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 10%

•	Quarterly cash dividend increases 10% to $0.77 per share – the equivalent of $3.08 annually

OAK BROOK, IL – On September 20, 2012, McDonald’s Board of Directors declared a quarterly cash dividend of $0.77 per share of common stock payable on December 17, 2012, to shareholders of record at the close of business on December 3, 2012.  This represents a 10% increase over the Company’s previous quarterly dividend and brings the fourth quarter dividend payout to approximately $770 million
    McDonald’s Chief Executive Officer Don Thompson said, “Today’s announced dividend increase brings our 2012 expected total cash return to shareholders to at least $5.5 billion through dividends and share repurchases.”
    Thompson continued, “McDonald’s commitment to enhancing the customer experience – from our menu and operations to our value and convenience – continues to move us closer to becoming our customers’ favorite place and way to eat and drink.  Our philosophy on the use of capital remains unchanged with our first priority being to reinvest in our business to drive sales and cash flow, while generating strong returns.  After these investment opportunities, we expect to return all of our free cash flow to shareholders over the long-term through dividends and share repurchases.  Today’s dividend increase demonstrates our confidence in the long-term strength of our Brand and our commitment to enhancing shareholder value.”
    McDonald’s has raised its dividend each and every year since paying its first dividend in 1976. The new quarterly dividend of $0.77 per share is equivalent to $3.08 annually.

Upcoming Communications
    McDonald’s tentatively plans to release third quarter results before the market opens on October 19, 2012 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,500 locations serving approximately 69 million customers in 119 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements

    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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